Exhibit 10.1

April 6, 2020

Reuven Spiegel

Dear Reuven:

We are pleased to extend the following offer of employment with Delek US Holdings, Inc. (the “Company”):

Position/Title:	EVP, Chief Financial Officer, Delek US Holdings & Logistics

Reports To:	Uzi Yemin, Chairman, President and Chief Executive Officer

Term:	April 13, 2020 to April 13, 2021 (the “Term”) Note: Mr. Spiegel will officially start on April 13th in the capacity of successor CFO and with full CFO responsibilities to be effective on May 8, 2020.

Annualized Base Salary:	$500,000, less applicable taxes and other withholdings, in accordance with the Company’s payroll practices in effect from time to time.

Sign-On Bonus:	$500,000, less applicable taxes and other withholdings (the “Sign-On Bonus”), to be paid on the last day of the Term

Paid Time Off:	25 days per year with the ability to carry over unused time per Company policy.

Equity Compensation:
You will be eligible to receive $100,000 award of phantom units granted under the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan on June 10, 2020 and vesting semi-annually over a one-year period following the date of grant.

Termination or Change in Control: If, prior to the expiration of the Term, (a) the Company terminates your employment other than for "Cause" or (b) a “Change in Control” (as that term is defined in the Company’s 2016 Long-Term Incentive Plan (“LTIP”)) occurs, then, on the earlier of the events described in clause (a) or (b), the Company will provide you with a payment equal to (i) twelve (12) months’ worth of your annualized base salary at the time of termination and (ii) the Sign-On Bonus, less any amounts you have received in salary or bonuses since the commencement of the Term (the “Residual Payments”). For purpose of this letter, “Cause” means (A) your fraud, gross negligence or willful misconduct involving the Company or its affiliates, (B) your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) your deliberate and continual refusal to perform your duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of your supervisor. The Residual Payments shall be provided to you after, and only if, (1) you execute a mutual release of claims in a form reasonably satisfactory the Company that pertains to all known claims related to your employment and the termination of your employment and that contains appropriate anti-disparagement and continuing restrictive covenants (the “Release”), (2) the Release is executed on or prior to the date of the expiration of any and all waiting and revocation periods in the Release (the “Release Expiration Date”), (3) any revocation periods contained in the Release have expired and (4) you have continued to comply with this letter and any other restrictive covenants to which you are bound. The Residual Payments shall be paid to you on the 60th day following the applicable payment event. If you fail to execute the n Release on or prior to the Release Expiration Date or timely revoke your acceptance of the Release thereafter (if such revocation is permitted), you shall not be entitled to the Residual Payments and shall repay any such funds paid to you.

Benefits:  You will be eligible to receive a full benefits package for individuals at your level, per plan provisions.  If you choose to participate in our benefit offerings, you will be eligible to enroll one week after your first day of employment.  This package includes a 401(k) savings plan, and medical/dental/vision, disability and life insurance.  A guide describing the Company’s various benefits (including medical and dental insurance) is available to you upon request.  Should you have any questions concerning insurance or other benefits, please call the Company’s Benefits Department in Brentwood, Tennessee at (615) 771-6701 x. 1424. During the Term, the Company will also provide for your use (i) a furnished apartment or similar housing arrangements in the Brentwood, Tennessee area and (ii) an automobile. To the extent that any in-kind benefit provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations and the right to such in-kind benefit will not be subject to liquidation or exchange for another benefit.

Confidentiality:  During the course of employment, you will be exposed to information and ideas of a confidential or proprietary nature which pertain to the Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”).  Confidential Information also includes such information of third parties which has been provided to the Company in confidence.  All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company.  Information will not be considered Confidential Information to the extent that it is generally available to the public.  During your employment with the Company and for a period of three years thereafter, you shall hold Confidential Information in confidence, shall use it only in connection with your employment-related duties, shall restrict its disclosure to those directors, employees or independent contractors of the Company with need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent (unless otherwise required by law).  Upon the Company’s request or your termination of employment for any reason, you will return any and all writings or other media containing Confidential Information in your possession, custody or control. For the avoidance of doubt, you shall not retain any copy, in any form of any Confidential Information following such request or separation. Nothing herein shall prohibit you from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or require you to notify the Company (or obtain its prior approval) of any such reporting. Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
Non-Competition Clause: You acknowledge and recognize the highly competitive nature of the Company’s business, the valuable Confidential Information to which you will have access, and the customer goodwill associated with the ongoing business of the Company.  Accordingly, you acknowledge and agree to fully comply with the Restrictive Covenants contained herein. You shall not, during the Term and for a period of one year thereafter (the “Noncompete Period”), directly or indirectly, whether for yourself or on behalf of any other person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, or otherwise with, or have any financial interest (whether as a stockholder, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business that competes, directly or indirectly, with the Company or any of its affiliates in the Company’s Business (as defined below) or planned business of the Company or any of its or their affiliates that you become aware of or engage in during your employment with Company, in any jurisdiction in the United States of America or any other country in the world (the “Restricted Area”); provided, however, that this Non-Competition Clause will not prevent you from serving as a non-employee member of the board of directors of any entity.  You agree that the Restricted Area is reasonable taking into consideration the nature and scope of your role and the operations of the Company. The terms of this Non-Competition Clause shall not apply to the passive ownership by you of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange. For purposes of this Non-Competition Clause, the “Company’s Business” means the business conducted by the Company during the Term and/or anticipated to be conducted by the Company as evidenced by the Company’s activities during the Term. For purposes of this definition, the scope of the Company’s Business also includes anticipated or planned future businesses and/or jurisdictions which you became aware of during your employment with the Company, including aspects of the Company over which you have, or have had primary responsibility for during the time of your employment (it being agreed and understood that other aspects of the businesses conducted by the Company or its subsidiaries outside of this scope are not within such definition).

Non-Interference with Commercial Relationships Clause: During the Term, and for a period of one year thereafter, you will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company with whom or which you have dealings during the Term for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will you engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors.

Non-Interference with Employment Relationships Clause: During your employment with the Company and for a period of one year thereafter, you shall not, without the Company’s prior written consent, directly or indirectly (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit you (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that first contacts you on his or her own initiative without any direct or indirect solicitation by you other than customary forms of general solicitation such as newspaper advertisements or internet postings.

Third-Party Covenants: In signing below, you expressly represent that you are under no restriction with any current or former employer or other third party, including restrictions with respect to non-competition, non-solicitation, confidentiality, or any other restrictive covenant, that would prevent you from accepting employment with the Company or from performing any services on the Company’s behalf. In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

Miscellaneous: It is understood and agreed that the scope of each of the covenants contained in this letter is reasonable as to time, area, persons and in all other respects. You further acknowledge and agree that the covenants in this letter do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, retain Company customers, and protect the Company’s goodwill and is necessary to protect the legitimate business interests of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. Because the covenants in this letter, and each provision and portion of such covenants, are severable and separate, the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time, territorial or other restrictions set forth in this letter are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and the covenants in this letter shall thereby be reformed.

Again, we are pleased to extend this offer to you and we look forward to the contributions we know you will make to the Company.

Sincerely,
Delek US Holdings, Inc.

/s/ Abigail Yates__________________            /s/ Jared Serff____________________
Abigail Yates                     Jared Serff
Executive Vice President                 EVP, Chief Human Resources Officer

Please note this offer of employment is contingent upon successful completion of a pre-employment drug screen, credit check, reference check and background check.
I agree to the terms of the offer of employment with the Company. I understand that this does not constitute an employment contract for any specific term, and does not alter the at-will nature of my employment with the Company.

I have read and accept this offer.

/s/ Reuven Spiegel_______________________          4/9/2020_____________
Reuven Spiegel                      Date

cc:     Human Resources